Exhibit 1.04

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259-8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Games Sees Strong Daily Revenue Rebound Post Earthquake

SHANGHAI, ATLANTA, May 27, 2008 — CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and pioneer of the “free-to-play, pay for merchandise” model for online games in China, announced today that revenues since May 21, 2008 represent a strong rebound despite, not only, the devastating earthquake that occurred in China during the week of May 12, 2008, but also, our resulting suspension of game service from May 19, 2008 through May 21, 2008. In fact, on May 24, 2008 daily revenues for CDC Games were 1.3 million RMB, or approximately (U.S.) $187,000. In addition, the company has seen strong revenue growth from Shaiya, a massively multiplayer online role playing fantasy game (MMORPG) launched by CDC Games in December 2006.

“We are very pleased to achieve very strong daily revenue performance for Shaiya, as well as our daily total revenue for CDC Games following the tragic earthquake in China,” said John Huen, chief operating officer of CDC Games. “We believe that we have been rapidly building momentum during the last three months. We look to continue building the market momentum of our established games and intend to continue to execute on our diversification plan for the second half of 2008, which includes launching exciting games such as Dragonsky, Life Online, Digimon and casual games, such as Come on Baby.”

About CDC Games

CDC Games is one of the market leaders of online and mobile games in China with more than 140 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force. Launched in July 2007, Special Force has consistently ranked in the Top 10 downloaded games in China and becoming the top revenue producer for CDC Games. Currently, CDC Games offers six popular MMO online games in China that include: Special Force, Yulgang, Shaiya, Mir III, Shine and Eve Online. In March 2007, the company announced the formation of CDC Games Studio to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies. Through its CDC Games International (CGI) subsidiary, the company launched a long-term strategy to be a global publisher of MMO games. As part of this long term strategy, CDC Games launched the www.12FootTall.com portal to showcase online games and related content in North America. For more information on CDC Games, visit: www.cdcgames.net.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs regarding the momentum in our games business and the continuation thereof, our expectation regarding our continuation of our diversification strategy in 2008 and our expectations with respect to launching additional games and the timing thereof, our belief regarding our foundation for future success throughout the year, our beliefs regarding the performance of Shaiya and other games and the consistency of our business, our beliefs regarding our competitive position, our beliefs regarding the use of total unique game players, average daily revenue, average play time, average concurrent user base and peak concurrent user base growth as measurement of success in our early-stage objectives, our expectations regarding any game’s growth, our ability of CDC Games to diversify and continue diversifying its revenues, successfully measure, choose, collect data regarding and evaluate key performance metrics for our games, the ability to successfully grow in key performance areas, diversify our revenue and achieve or maintain quarter over quarter revenue growth, the ability to upgrade and release new games and newer versions of existing games and the timeliness thereof, our belief regarding growth trends for our new and existing games, our ability to complete successful open and closed beta tests in the future, our expectations regarding future financial performance, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to successfully develop, license and market first person shooter and other games; (c) the future growth of the online games industry in the China market and other markets throughout the world; (d) the possibility of launch and development delays; (e) the development of competing products and technology; (f) the continued popularity and player acceptance of Yulgang, Shaiya, Special Force and our other games; and (g) the continuation of our contractual and other partners to perform their obligations under agreements with us. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.